[Tier 2]

                           NON-QUALIFIED STOCK OPTION
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     ENERGIZER  HOLDINGS,  INC.  (the  "Company"), effective May 8, 2000, grants this Non-Qualified Stock Option to _______________ ("Optionee") to purchase a total of _______ shares of Common Stock of the Company ("Common Stock") at a price of $17.00 per share pursuant to its Energizer Holdings, Inc. 2000
Incentive Stock Plan (the "Plan"). Subject to the provisions of the Plan and the following terms, Optionee may exercise this Option from time to time by tendering to the Company written notice of exercise together with the purchase price in cash, or in shares of Common Stock at their Fair Market Value as determined by the Nominating and Executive Compensation Committee (the "Committee"), provided that such shares have been held for at least six months.

1.     Normal  Exercise.  This  Option becomes exercisable at the rate of 25% of
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the total shares on May __ in each of the years 2001, 2002, 2003 and 2004.  This
Option remains exercisable through May 7, 2010 unless Optionee is no longer employed by the Company, in which case the Option is exercisable only in accordance with the provisions of paragraph 3 below.

2.     Acceleration.  Notwithstanding  the  above,  any  shares  not  previously
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forfeited  under  this  Option  will  become fully exercisable before the normal exercise dates set forth in paragraph 1 hereof upon the occurrence of any of the following events while Optionee is employed by the Company:

     a.     death  of  Optionee;

b. declaration, by the Committee, of Optionee's total and permanent disability;

     c.     the  voluntary termination of employment of Optionee at or after age
55;

     d.     a  Change  of  Control;  or

     e. the involuntary termination of employment of Optionee, other than a Termination for Cause. For purposes of this Option, involuntary termination shall include (i) Optionee's involuntary termination of employment with the Company or an Affiliate which employs Optionee; or (ii) the sale or other disposition of a majority of the stock or assets of an Affiliate which employs Optionee. In no event shall transfers of employment between the Company and any of its Affiliates, or the creation of a class of stock of the Company which tracks the performance of an Affiliate, be deemed to constitute an involuntary termination of employment.

3.     Exercise  After Certain Events.  Upon the occurrence of any of the events
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described  below,  any  shares  that  are exercisable upon such occurrence shall remain exercisable during the period stated below, but, in any event, not later than May 7, 2010:

     a. If Optionee's employment is terminated due to declaration of total and permanent disability, death, or voluntary or involuntary termination of employment (other than a Termination for Cause), such shares that are exercisable (including any shares that are accelerated because of such events) shall remain exercisable for five years thereafter; or

     b. If Optionee's employment is Terminated for Cause, or if the Committee determines that this Option is forfeit pursuant to Section IV of the Plan because Optionee engages in competition with the Company or an Affiliate, or Optionee engages in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares that are then exercisable shall remain exercisable for seven days after such Termination or determination.

4.     Forfeiture.  This  Option  is  subject  to forfeiture for the reasons set
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forth  in  Section  IV.A.1,  3  or  4 of the Plan.  If there is a declaration of forfeiture, those shares that are exercisable at the time of the declaration may be exercised as set forth in paragraph 3 hereof; all other shares are forfeited.

5.     Definitions.  Unless  otherwise  defined  in  this  Non-Qualified  Stock
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Option,  defined  terms  used herein shall have the same meaning as set forth in the  Plan.

     "Change of Control" shall occur when (i) a person, as defined under securities laws of the United States, acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; or (ii) the directors of the Company immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall, as a result thereof, cease to constitute a majority of the Board of Directors of the Company of any successor to the Company.


6.     Severability.  The invalidity or unenforceability of any provision hereof
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in  any  jurisdiction  shall  not  affect  the validity or enforceability of the remainder hereof in that jurisdiction, or the validity or enforceability of this Non-Qualified Stock Option, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Optionee each waive any provision of law that renders any provision hereof invalid, prohibited or unenforceable in any respect. If any provision of this Option is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.




ACKNOWLEDGED  AND  ACCEPTED:          ENERGIZER  HOLDINGS,  INC.

____________________________
Optionee
                                      By:_________________________
____________________________             J.  Patrick  Mulcahy
Date                                     Chief  Executive  Officer

                               List of Recipients

1.     Mr.  Fox
2.     Mr.  Schafale
3.     Mr.  Grosch